EXHIBIT 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Gene Bertcher, (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Fourth Quarter and Full Year 2013 Results

Dallas (March 28, 2014)— New Concept Energy, Inc. (NYSE MKT: GBR), (the "Company" or "NCE") a Dallas-based oil and gas company, today reported Results of Operations for the fourth quarter ended December 31, 2013. During the three months ended December 31, 2013 the Company reported net income of $124,000 or $0.06 per share, compared to net income of $84,000 or $0.04 per share for the same period ended December 31, 2012.

For the year ended December 31, 2013 the Company had net income of $426,000 or $0.22 per share, compared to net income of $168,000 or $0.09 per share for the year ended December 31, 2012.

Total revenue for 2013 was $1.5 million for our oil & gas segment and $2.7 million for our real estate segment as compared to $1.2 million for oil & gas and $2.7 million for real estate in 2012. Net revenue for our oil and gas operation increased by $300,(J00 principally due to both the quantity of both oil and gas produced as well as the price in 2013 as compared to 2012.

Operating expenses for the oil and gas operations were $2.1 million and $2.8 million for the years of 2013 and 2012 respectively.  Included in operating expenses were non-cash expenses for depreciation, depletion and amortization of $654,000 in 2013 and $690,000 in 2012.

In 2013 the Company recorded a $200,000 non-cash charge to operations to write down its investment in two wells in Arkansas. In 2012 the Company recorded a similar non-cash charge to operations of $912,000 for its operations in West Virginia / Ohio. In 2013 the value of our investment in West Virginia / Ohio calculated in accordance with the "full cost ceiling test" was recovered; however, the accounting rules prohibit the recovery of a previously taken write-down.

Operating expense for the real estate segment were $2.5 million in 2013 and $2.4 million in 2012.

In the fourth quarter of 2011 the Company had a $10.3 million note receivable and determined that the financial condition of the debtor had deteriorated and there could be no assurance that the amount owed would or could be collected. At that time the company recorded a loss and established a reserve of $10.3 million. In 2013 and 2012 the Company recorded a gain from the partial recovery of the previously reserved note receivable of $1.6 million and $2.1 million respectively. The Company will continue to attempt to collect the balance of the receivable.

Contacts:
New Concept Energy, Inc.
Gene Bertcher, (972) 407-8400
info@newconceptenergv.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATION
(amounts in thousands, except per share data)

	Year Ended December 31,
	2013	2012	2011
Revenue
Oil and gas operations, net of royalties	$1,477	$1,182	$1,020
Real estate operations	2,745	2,762	2,881
	4,222	3,944	3,901

Operating expenses
Oil and gas operations	1,867	1,820	1,430
Real estate operations	1,555	1,465	1,290
Lease expense	942	924	906
Corporate general and administrative	500	577	579
Accretion of asset retirement obligation	-	68	129
Impariment of natural gas and oil properties	200	912	1,428
	5,064	5,766	5,762
Operating earnings (loss)	(842)	(1,822)	(1,861)

Other income (expense)
Interest income	9	-	360
Interest expense	(114)	(208)	(131)
Bad debt expense (recovery) - note receivable	1,562	2,076	(10,006)
Other income (expense), net	(189)	122	(155)
	1,268	1,990	(9,932)

Earnings from continuing operations	426	168	(11,793)

Net income (loss) applicable to common shares	$426	$168	$(11,793)

Net income (loss) per common share-basic and diluted	$0.22	$0.09	$(6.06)

Weighted average common and equivalent shares outstanding - basic	1,947	1,947	1,947

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
	December 31
	2013	2012
Assets

Current assets
Cash and cash equivalents	$1,621	$398
Accounts receivable from oil and gas sales	195	210
Other current assets	203	2
Total current assets	2,019	610

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	9,190	9,717

Property and equipment, net of depreciation
Land, buildings and equipment - oil and gas operations	1,442	1,410
Other	183	204
Total property and equipment	1,625	1,614

Other assets (including $122,000 and $161,000 in 2013 and 2012 due from related parties)	474	543

	$13,308	$12,484

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(amounts in thousands, except share amounts)

	December 31
	2013	2012
Liabilities and stockholders' equity

Current liabilities
Accounts payable - trade	$121	$38
Accrued expenses	965	173
Current portion of long term debt	185	93
Total current liabilities	1,271	304

Long-term debt
Notes payable less current portion	2,195	2,273
Payable - related parties	-	-
Asset retirement obligation	2,770	2,770
Other long-term liabilities	-	491
Total liabilities	6,236	5,838

Stockholders' equity
Series B convertible preferred stock, $10 par value, liquidation value
of $100 authorized 100 shares, issued and outstanding one share	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 1,946,935 shares
at December 31, 2010 and 2009	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(51,787)	(52,213)

	7,072	6,646

Total liabilities & equity	$13,308	$12,484